Exhibit 5.1 & 23.2

September 3, 2009

Board of Directors

Profit Planners Management, Inc.

110 West 40th Street

New York, N.Y. 10018

RE:	Amendment #2 to Registration Statement on Form S-1 (the “Registration Statement”) for Profit Planners Management, Inc. (the "Company")

Dear Sirs:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of 756,669 shares of the Company's common stock, $.001 par value (the “Shares”), held by existing shareholders to be sold by the existing selling shareholders.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.	The Articles of Incorporation of the Company;
ii.	The minutes and resolutions of the Company;
ii.	The Registration Statement, and the Exhibits thereto; and
iii.	Such other items as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based on the foregoing, I am of the opinion that the Shares have and upon the effectiveness of the Registration Statement will have been duly and validly issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement.

Sincerely yours,

/s/Bradley L. Steere II

Bradley L. Steere II, Esq